Exhibit 99.1

NanoString Technologies Releases Operating Results for Third Quarter of 2019
SEATTLE - November 4, 2019 - NanoString Technologies, Inc. (NASDAQ:NSTG), a provider of life science tools for translational research and molecular diagnostic products, today reported financial results for the third quarter of 2019.
Third Quarter Financial Highlights

•	Total product and service revenue of $26.3 million, 23% year-over-year growth

•	Instrument revenue of $8.0 million, including $2.2 million of GeoMx™ DSP instrument revenue, 48% year-over-year growth

•	Consumables revenue of $15.3 million, including $2.5 million of Prosigna® IVD kits, 11% year-over-year growth

•	Service revenue of $3.1 million, 31% year-over-year growth

•	Collaboration revenue recognized of $4.3 million and cash received from collaborators of $4.5 million

•
Updated fiscal 2019 product and service revenue guidance to $100 to $103 million from the previous range of $98 to $103 million, which includes GeoMx DSP revenue guidance at the top end of the previous range

“During the third quarter we achieved the seventh consecutive quarter of double-digit revenue growth in our core nCounter® business, driven by strong instrument placements and an expanded consumable portfolio,” said Brad Gray, president and CEO of NanoString. “The shipment of our first commercial GeoMx DSP instruments during the third quarter accelerated our instrument revenue growth to more than 40%, and we see positive leading indicators of GeoMx interest including record demand for our GeoMx Technology Access Program.”
Recent Business Highlights
nCounter Platform

•	Increased installed base to approximately 820 nCounter Analysis Systems at September 30, 2019, as compared to approximately 695 systems at September 30 in the prior year.

•	Surpassed 2,800 cumulative peer-reviewed publications of studies utilizing nCounter technology.

•	Launched nCounter Human Organ Transplant Panel to study the mechanisms of organ rejection and to monitor the toxicities of immunosuppressive drugs and viral infections.
GeoMx Digital Spatial Profiling (DSP) Platform

•	Received orders for more than 15 additional GeoMx DSP systems, bringing cumulative orders to more than 70 systems.

•	Shipped our first ten commercial GeoMx DSP systems during the quarter.

•
Completed more than 40 GeoMx DSP Technology Access Program (TAP) projects during the third quarter, expanding the total number of projects completed to approximately 170 projects for about 110 unique customers.

•
GeoMx DSP featured on the cover of the September issue of Clinical Cancer Research, highlighting an article describing research by Dr. David Rimm et al. from Yale University using GeoMx DSP (see accompanying image).

•	First peer-reviewed publication demonstrating the utility of GeoMx DSP in Neuroscience research.
Leadership

•	Announced the appointment of Mark Winham as senior vice president of Operations. Mr. Winham was previously vice president of Global Manufacturing for Life Technologies.

•	Announced the appointment of Don Kania, Ph.D. to the Company’s Board of Directors. Dr. Kania was previously the CEO and president of FEI, a leading electron microscopy company.
Third Quarter Financial Results
Product and service revenue for the three months ended September 30, 2019 increased by 23% to $26.3 million, as compared to $21.5 million for the third quarter of 2018. Instrument revenue was $8.0 million, an increase of 48% compared to the prior year period. Consumables revenue, excluding Prosigna, was $12.7 million, an increase of 14% compared to the prior year period, with growth driven primarily by sales of our panel products. Prosigna IVD kit revenue remained flat at $2.5 million as compared to the prior year period. Service revenue was $3.1 million, an increase of 31% compared to the prior year period, reflecting continued growth in demand for our GeoMx DSP Technology Access Program and an increased number of service contracts associated with our growing installed base of nCounter instruments. Gross margin on product and service revenue was 59% compared to 57% in the prior year period, reflecting a mix shift towards our MAX and FLEX nCounter instruments as well as sales of our new GeoMx DSP instruments.
Collaboration revenue totaled $4.3 million, compared to $7.2 million for the prior year period, and was derived primarily from our collaboration with Lam Research. Cash received from collaborators totaled $4.5 million during the quarter, primarily reflecting activity relating to our collaboration with Lam Research and the remaining activities for our Celgene collaboration, which ended during the second quarter of this fiscal year.
Research and development expense increased by 2% to $17.0 million compared to $16.7 million for the prior year period, primarily due to higher stock-based compensation expense. Selling, general and administrative expense increased by 31% to $23.4 million compared to $17.8 million for the prior year period, primarily reflecting increased investment in personnel and commercial launch activities related to GeoMx DSP and higher stock-based compensation expense.
Net loss was $22.7 million, or a loss of $0.64 per share, compared with $16.5 million, or $0.56 per share, for the prior year period.
Outlook for 2019
The company updated its revenue and gross margin guidance for fiscal 2019, with results expected as follows:

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Product and service revenue of $100 million to $103 million, including approximately $8 million of revenue recorded from sales of GeoMx DSP, as compared to previous guidance of $98 million to $103 million and $6 to $8 million respectively.

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Total revenue of $121 million to $124 million, which includes product and service revenue plus approximately $21 million of collaboration revenue, as compared to previous guidance of $118 million to $123 million and approximately $20 million respectively.

•	Gross margin on product and service revenue of 58% to 59%, as compared to previous guidance of 57% to 59%.
The company also updated its guidance for certain operating expenses and other items. These updates reflect additional investments directed to capture demand for and support the launch of GeoMx DSP, as well as higher expected stock-based compensation expense. For the full year 2019, the company now expects:

•	Selling, general and administrative expenses of $92 million to $93 million, as compared to previous guidance of $85 million to $87 million.

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Research and development expenses of $66 million to $67 million, as compared to previous guidance of $64 million to $66 million, to be partially offset by approximately $20 million expected to be received from Lam Research.

•	GAAP net loss of $85 million to $87 million, as compared to previous guidance of $78 million to $83 million.

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Net loss per share of $2.40 to $2.50, as compared to previous guidance of $2.20 to $2.40, reflecting the collective impact of the updates described above and the impact of additional shares issued in the offering of common stock completed in March 2019.

Conference Call
Management will host a conference call today beginning at 1:30 pm PT / 4:30 pm ET to discuss these results and answer questions. Individuals interested in listening to the conference call may do so by dialing (866) 211-0364 for domestic callers, or (647) 689-6861 for international callers. Please reference Conference ID 9358402. To listen to a live webcast, please visit the investor relations section of the company’s website at www.nanostring.com. A replay of the call will be available beginning November 4, 2019 at 7:30pm ET through midnight ET on November 11, 2019. To access the replay, dial (800) 585-8367 or (416) 621-4642 and reference Conference ID: 9358402. The webcast will also be available on the company’s website for one year following the completion of the call.
About NanoString Technologies, Inc.
NanoString Technologies is a leading provider of life science tools for translational research and molecular diagnostic products. The company's nCounter® Analysis System is used in life sciences research and has been cited in more than 2,800 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company's GeoMx™ Digital Spatial Profiler enables highly-multiplexed spatial profiling of RNA and protein targets in a variety of sample types, including FFPE tissue sections. The company's technology is also being used in diagnostics. The Prosigna® Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer.
For more information, please visit www.nanostring.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expectations for future revenue growth, the impact of new products and expansion into new markets, the company’s anticipated uses or sources of cash, the growth trajectory of the company’s nCounter and GeoMx DSP systems, the anticipated demand for new platforms, the anticipated benefits of the company’s collaboration relationships, the timing of development funding and the company’s estimated 2019 operating results. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; delays or denials of reimbursement for diagnostic products; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or clinical studies; adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.
The NanoString logo, NanoString, NanoString Technologies, GeoMx, Hyb & Seq, nCounter and Prosigna are registered trademarks or trademarks of NanoString Technologies, Inc. in various jurisdictions. All other trademarks are the property of their respective owners. All rights reserved.
Contact
Doug Farrell
Vice President, Investor Relations & Corporate Communications
dfarrell@nanostring.com
Phone: 206-602-1768

NANOSTRING TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue:
Instruments	$8,037	$5,429	$17,295	$15,591
Consumables	12,736	11,140	36,656	30,778
In vitro diagnostic kits	2,517	2,547	7,445	7,234
Services	3,059	2,337	8,673	6,279
Total product and service revenue	26,349	21,453	70,069	59,882
Collaboration	4,255	7,163	18,568	16,818
Total revenue	30,604	28,616	88,637	76,700
Costs and expenses:
Cost of product and service revenue	10,925	9,291	29,239	25,538
Research and development	17,007	16,651	50,063	45,068
Selling, general and administrative	23,382	17,810	69,317	57,897
Total costs and expenses (a) (b)	51,314	43,752	148,619	128,503
Loss from operations	(20,710)	(15,136)	(59,982)	(51,803)
Other income (expense):
Interest income	763	384	2,114	826
Interest expense	(2,415)	(1,631)	(6,052)	(4,798)
Other expense, net	(322)	(46)	(552)	(330)
Total other expense, net	(1,974)	(1,293)	(4,490)	(4,302)
Net loss before provision for income taxes	(22,684)	(16,429)	(64,472)	(56,105)
Provision for income taxes	(64)	(57)	(211)	(185)
Net loss	$(22,748)	$(16,486)	$(64,683)	$(56,290)
Net loss per share, basic and diluted	$(0.64)	$(0.56)	$(1.90)	$(2.09)
Shares used in calculating basic and diluted net loss per share	35,576	29,366	34,121	26,882

(a) Includes $4.7 million and $2.8 million of stock-based compensation expense for the three months ended September 30, 2019 and 2018, respectively, and $12.7 million and $8.7 million for the nine months ended September 30, 2019 and 2018, respectively.

(b) Includes $1.2 million and $1.0 million of depreciation and amortization expense for the three months ended September 30, 2019 and 2018, respectively, and $3.6 million and $3.0 million for the nine months ended September 30, 2019 and 2018, respectively.

NANOSTRING TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	September 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$23,442	$24,356
Short-term investments	105,423	69,641
Accounts receivable, net	19,542	17,279
Inventory, net	19,040	13,173
Prepaid expenses and other	10,877	7,258
Total current assets	178,324	131,707
Property and equipment, net	14,863	15,171
Operating lease right-of-use assets	25,344	—
Other assets	2,228	680
Total assets	$220,759	$147,558
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,724	$8,636
Accrued liabilities	5,632	3,705
Accrued compensation and other employee benefits	10,774	12,060
Customer deposits	6,462	8,167
Deferred revenue, current portion	4,389	9,890
Deferred rent, current portion	—	657
Operating lease liabilities, current portion	3,690	—
Total current liabilities	37,671	43,115
Deferred revenue, net of current portion	876	1,620
Deferred rent and other long-term liabilities, net of current portion	246	7,558
Long-term debt, net of discounts	79,194	58,396
Operating lease liabilities, net of current portion	30,183	—
Total liabilities	148,170	110,689
Total stockholders’ equity	72,589	36,869
Total liabilities and stockholders’ equity	$220,759	$147,558